Exhibit 21.1

Subsidiaries

GS General, LLC, a wholly-owned subsidiary of GlobalSCAPE, Inc.

GlobalSCAPE Limited, LLC, a wholly-owned subsidiary of GlobalSCAPE, Inc.

Availl, Inc., a wholly-owned subsidiary of GlobalSCAPE, Inc.

GlobalSCAPE Texas, LP